Contact: William E. Keslar
                                        Don H. Herring
                                        (412) 433-6870

FOR IMMEDIATE RELEASE




USX CORPORATION RAISES DIVIDEND AND ANNOUNCES STOCK REPURCHASE PROGRAM FOR USX-

MARATHON GROUP COMMON STOCK

        PITTSBURGH, July 25, 2000 - USX Corporation announced that the Board of Directors declared a dividend of 23 cents per share on USX-Marathon Group

(NYSE:MRO) Common Stock, an increase of 2 cents per share, or 9.5 percent over the previous quarter.  The dividend is payable September 9, 2000, to stockholders of record at the close of business August 16, 2000.

        Commenting on the Marathon Group dividend increase, USX Corporation

Board Chairman Thomas J. Usher said, "This is the third dividend increase in less than four years.  The Board's decision to raise the dividend again reflects our continued confidence in the Marathon Group's future and its prospects."

        USX Corporation also announced that its Board of Directors has authorized the spending of up to $450 million to repurchase shares of its USX-

Marathon Group (NYSE:MRO) Common Stock, such purchases to be made from time to time as the Corporation's financial condition and market conditions warrant.

Any purchases under the program may be in either open market transactions,

including block purchases, or in privately negotiated transactions.  The repurchase program does not include specific price targets or timetables, and is subject to termination prior to completion.  At the current stock price,

approximately 6% of Marathon's 312 million shares outstanding could be repurchased.  USX-Marathon Group will use cash on hand, cash generated from operations, or cash from available borrowing to acquire the shares.

        Commenting on the USX-Marathon Group stock repurchase, USX Corporation

Board Chairman Thomas J. Usher said, "We think the Marathon Group stock is undervalued and this is an excellent use for excess cash flow at this time."

        During the repurchase program, offerings of Marathon Stock under the

Marathon Group Dividend Reinvestment and Direct Stock Purchase Plan will be suspended for first-time, non-employee purchasers.



For more information on USX Corporation and Marathon Group visit our websites at www.usx.com and www.marathon.com.











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